                                MERGER AGREEMENT





                          DATED AS OF FEBRUARY 20, 1997



                                      AMONG



                                   CSN, INC.,

                            LONE STAR GROWERS, L.P.,


                                THE PARTNERS OF

                              LONE STAR GROWERS CO.

                                       AND

                              LONE STAR GROWERS CO.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


SECTION 1.  DEFINED TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1 DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2.   MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.1 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.2 FILING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.3 EFFECTIVENESS OF THE MERGER . . . . . . . . . . . . . . . . . . . . . 4
     2.4 CERTIFICATES, ETC.. . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.5 EFFECTS OF MERGER.. . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.6 CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.7 CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.8 PAYOFF OF DEBT. . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . . . . . . . . . 5
     3.1 ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.2 POWER AND AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.3 CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . . . . . . . . 5
     3.4 NO VIOLATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     3.5 OWNERSHIP OF INTERESTS. . . . . . . . . . . . . . . . . . . . . . . . 6
     3.6 FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . 6
     3.7 INTERIM CHANGES . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     3.8 REAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.9 PERSONAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.10 INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . 8
     3.11 CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.12 LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.13 COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.14 LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.15 ENVIRONMENTAL AND SAFETY MATTERS . . . . . . . . . . . . . . . . . . 9
     3.16 TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     3.17 EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . .11
     3.18 INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     3.19 AFFILIATE INTERESTS. . . . . . . . . . . . . . . . . . . . . . . . .12
     3.20 INVESTMENT INTENT. . . . . . . . . . . . . . . . . . . . . . . . . .12
     3.21 WATER RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     3.22 FEES, COMMISSIONS AND EXPENSES . . . . . . . . . . . . . . . . . . .13
     3.23 DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT . . . . . . . .13
     4.1 ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     4.2 POWER AND AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . .13
     4.3 CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .13

     4.4 CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . . . . . . . .14
     4.5 NO VIOLATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     4.6 LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     4.7 INVESTMENT INTENT . . . . . . . . . . . . . . . . . . . . . . . . . .14
     4.8 FEES, COMMISSIONS AND EXPENSES. . . . . . . . . . . . . . . . . . . .14

SECTION 5. COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . .14
     5.1 CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . .14
     5.2 ACCESS TO INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .15
     5.3 EFFORTS TO CONSUMMATE TRANSACTION . . . . . . . . . . . . . . . . . .16
     5.4 NO SOLICITATION . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     5.5 AMENDMENT OF DISCLOSURE SCHEDULES . . . . . . . . . . . . . . . . . .16
     5.6 CHANGE OF NAME; LONE STAR DE MEXICO S.A. DE C.V.. . . . . . . . . . .16
     5.7 COOPERATION ON TAX MATTERS. . . . . . . . . . . . . . . . . . . . . .16
     5.8 NOTIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     5.9 RELEASE OF LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . .17
     5.10 NONCOMPETE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     5.11 TRANSFER OF VEHICLES; DISTRIBUTIONS OF RIGHTS TO ADVANCEMENTS. . . .17
     5.12 EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . .17
     5.13 WARN ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     5.14 TERMINATION OF INSURANCE . . . . . . . . . . . . . . . . . . . . . .18
     5.15 NOTICE TO EMPLOYEES, CUSTOMERS, ETC. . . . . . . . . . . . . . . . .18
     5.16 RIGHT OF ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . .18

SECTION 6. CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . .18
     6.1 OBLIGATION OF BUYER TO CLOSE. . . . . . . . . . . . . . . . . . . . .18
     6.2 OBLIGATION OF SELLERS TO CLOSE. . . . . . . . . . . . . . . . . . . .19

SECTION 7. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . .20
     7.1 INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . .20
     7.2 LIMITATIONS OF INDEMNITY. . . . . . . . . . . . . . . . . . . . . . .20
     7.3 PROCEDURE FOR INDEMNIFICATION CLAIMS. . . . . . . . . . . . . . . . .21
     7.4 OUTSTANDING LITIGATION. . . . . . . . . . . . . . . . . . . . . . . .21
     7.5 ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . .22
     7.6 EXCLUSIVE REMEDY. . . . . . . . . . . . . . . . . . . . . . . . . . .22

SECTION 8. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     8.1 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     8.2 PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     8.3 ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .22
     8.4 NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     8.5 WAIVERS AND AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . .23
     8.6 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     8.7 GOVERNING LAW; SEVERABILITY . . . . . . . . . . . . . . . . . . . . .23
     8.8 DISPUTE RESOLUTION; ENFORCEMENT OF VENUE; SERVICE OF PROCESS. . . . .24
     8.9 ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     8.10 EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24

                                    SCHEDULES

Schedule 3.1     -- Ownership Interests
Schedule 3.3     -- Consents and Approvals
Schedule 3.4     -- Violations
Schedule 3.5     -- Ownership of Company Interests
Schedule 3.6     -- Historical Financials
Schedule 3.7     -- Interim Changes
Schedule 3.8     -- Real Property
Schedule 3.9     -- Personal Property
Schedule 3.10    -- Intellectual Property
Schedule 3.11    -- Contracts
Schedule 3.12    -- Litigation
Schedule 3.13    -- Governmental Permits
Schedule 3.14    -- Labor Matters
Schedule 3.15    -- Environmental Matters
Schedule 3.16    -- Tax Matters
Schedule 3.17    -- Employee Benefit Matters
Schedule 3.18    -- Insurance
Schedule 3.19    -- Affiliate Interests
Schedule 3.21    -- Water Rights
Schedule 6.2(e)  -- Option Recipients
Schedule 7.5     -- Environmental Indemnity



                                    EXHIBITS

Exhibit A      --     Form of Employment Agreement
Exhibit B      --     Form of Plan of Merger
Exhibit C      --     Certificate of Merger
Exhibit D      --     Form of Notice to Creditors
Exhibit E      --     Form of Opinion

                                MERGER AGREEMENT


          MERGER AGREEMENT dated as of February 20, 1997 among LONE STAR GROWERS, L.P., a Delaware limited partnership ("BUYER"), CSN, INC., a Delaware corporation ("Parent"), LONE STAR GROWERS CO., a Texas general partnership (the "Company"), JOSEPH F. BRADBERRY ("Bradberry") and TETCO, INC., a Texas corporation ("Tetco") (Tetco and Bradberry individually, a "SELLER" and, collectively, the "SELLERS").

          Sellers own 100% of the outstanding partnership interests of the Company, which is engaged in the production and wholesale, sale and distribution of bedding plant, ground cover, ornamental and other live garden products in the State of Texas (the "BUSINESS"). Sellers desire to cause the Company to merge with Buyer, and Buyer desires to merge with the Company, on the terms and conditions set forth herein.

          THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

          SECTION 1.  DEFINED TERMS

          1.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

          "AFFILIATE" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "AGREEMENT" means this Agreement and includes all of the schedules and exhibits annexed hereto.

          "BUSINESS" has the meaning set forth in the introduction to this Agreement.

          "BUSINESS DAY" means any day that is not a Saturday, Sunday or statutory holiday in the State of Texas.

          "CLOSING" means the closing of the purchase and sale of the Company Interests contemplated by this Agreement.

          "CLOSING DATE" means the date hereof.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPANY INTERESTS" means all of the outstanding partnership interests of the Company.

          "COMPETING TRANSACTION" means any business combination or recapitalization involving the Company or any acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, the Company or any other similar transaction with respect to the Company involving any person or entity other than Buyer or its Affiliates.

          "CONTRACT" means any contract, lease, license, purchase order, sales order or other agreement or binding commitment, whether or not in written form.

          "COMPANY" has the meaning set forth in the introduction to this Agreement.

          "EMPLOYEE PLANS" means all employee benefit plans (as defined in Section 3(3) of ERISA) to which the Company is a party or is bound, with respect to which payments or contributions are required to be made by the Company, or in respect of which the Company may otherwise have any liability.

          "EMPLOYMENT AGREEMENT" means agreement between the Company and Joseph Bradberry in substantially the form of Exhibit A hereto.

          "ENCUMBRANCE" means any lien, charge, claim, security interest or other encumbrance of any kind.

          "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state and municipal statutes, regulations, common law and similar provisions having force or effect of law, all orders, permits, licenses and approvals with respect to environmental, public health and safety, occupational health and safety, product liability and transportation including without limitation all such standards of conduct or bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labelling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials, substances, chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "FUNDED DEBT" means all long-term indebtedness (including accrued interest) and long-term capital lease obligations of the Company, including in each case the current portion thereof as of the date of determination, other than borrowings under the Line of Credit.

          "FURNITURE BUSINESS" means the furniture business operated by WR Dallas Furniture Shops, Inc.

          "GAAP" means generally accepted accounting principles in effect in the United States.

          "GOVERNMENTAL PERMIT" means any franchise, consent, license, marketing right, permit, authorization, approval or other operating authority issued by any governmental or regulatory body.

          "HISTORICAL FINANCIALS" means the audited balance sheets and unaudited statements of income of the Company as of and for the fiscal year ended June 30, 1996 (including the footnotes thereto) and the unaudited balance sheet and statements of income for the fiscal quarter ended September 30, 1996 attached hereto as Schedule 3.6.

          "HSR ACT" has the meaning set forth in Section 3.3.

          "INDEMNIFIED PARTY" means a party entitled to indemnification pursuant to Section 7.

          "INDEMNIFYING PARTY" means a party liable for indemnification pursuant to Section 7.

          "LATEST BALANCE SHEET" means the unaudited balance sheet of the Company as of

September 30, 1996 included in the Historical Financials.

          "LINE OF CREDIT" means the $5 million line of credit under the Amended and Restated Loan Agreement dated as of October 29, 1996 between the Company and The Frost National Bank.

          "LOSSES" means any and all out-of-pocket damages, costs, liabilities, losses (including consequential losses), judgments, penalties, fines, expenses or other costs, including reasonable attorney's fees, incurred by an Indemnified Party.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on either
(i) the assets, operations, financial condition or prospects of the Business, or
(ii) Sellers' or Buyer's (as applicable) ability to consummate the transactions contemplated hereby.

          "MERGER" has the meaning set forth in Section 2.1.

          "MEXICAN OPERATIONS" means the nursery and turf grass farms in Mexico producing nursery stock and turf for import into the United States operated by or through Lone Star de Mexico S.A. de C.V. and Pastes y Jardines Estrella de Mexico, S.A. de C.V. which are corporations organized in Mexico of which LSG International L.L.C. owns a 50% and 33 1/3% ownership interest, respectively.

          "MUSHROOM BUSINESS" means the operation of Organotech, Inc. and Vitasol, Inc. with respect to the selling of Reish mushroom products.

          "PARENT STOCK" means the common stock of Parent, $.01 par value.

          "PERMITTED LIENS" means (i) Encumbrances and other exceptions to title that are disclosed on Schedule 3.8 or Schedule 3.9; (ii) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established in accordance with GAAP; (iii) liens for mechanics, material, laborers, employees, suppliers or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment and/or release have been made and for which appropriate reserves have been established in accordance with GAAP; and (iv) with respect to real property, easements, servitudes, leases, reservations or rights vested in public authorities or public or private utility companies for rights-of-way, streets, roads, bridges, pipes, pipelines, railroads, electric transmission and distribution lines, telegraph and telephone lines, sewage and drainage rights and other similar purposes, provided that such Encumbrances do not in the aggregate materially affect the marketability of title to the property subject thereto for the purposes for which it is currently held and do not in the aggregate materially interfere with the conduct of the Business.

          "PERSON" means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

          "PROPRIETARY RIGHTS" means all patents, trademarks, service marks, copyrights, trade names and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith.

          "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement dated as of December 31, 1996 among Parent and the stockholders signatory thereto.

          "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other person in respect of the foregoing, and the term "TAX LIABILITY" shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

          "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "THIRD PARTY CLAIM" means a claim or demand made by any person, corporation, governmental authority or other third party against an Indemnified Party.

          SECTION 2.   MERGER

          2.1 GENERAL. Upon the terms and conditions contained herein and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "DRULPA") and the Texas Revised Partnership Act ("TRPA"), on the date hereof, the Company shall be merged with and into Buyer (the "Merger") and thereupon the separate corporate existence of the Company shall cease, and Buyer, as the surviving entity (the "Surviving Entity"), shall continue to exist under and be governed by the DRULPA.

          2.2 FILING. On the date hereof, the Company and Buyer will (i) execute the Plan of Merger in the form of Exhibit B hereto and (ii) cause a certificate of merger in the form of Exhibit C hereto (the "Certificate of Merger") to be executed and filed pursuant to the applicable provisions of the DRULPA.

          2.3 EFFECTIVENESS OF THE MERGER. The Merger shall become effective (the "Effective Time") immediately upon the filing and acceptance of the Certificate of Merger with the Secretary of State of Delaware.

          2.4 CERTIFICATES, ETC. . Upon the Effective Time, the certificate of limited partnership and the partnership agreement of Buyer in effect immediately prior to the Effective Time shall become the certificate of limited partnership and the partnership agreement of the Surviving Entity. The general partner of the Surviving Entity shall be Lone Star, Inc., a Delaware corporation. The registered office and registered agent of the Surviving Entity shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The principal office of the Surviving Entity shall be 7960 Cagnon Road, San Antonio, Texas 78252.

          2.5 EFFECTS OF MERGER. The Merger shall have the effects set forth in the DRULPA and TRPA. Without limiting the foregoing, on and after the Effective Time, the Surviving Entity shall possess all the assets and interests of every description, wherever located, and all rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Company and Buyer, all of which shall be vested in the Surviving Entity without further act or deed and without any transfer or assignment having occurred. The Surviving Entity shall be liable for all the obligations of the Company and Buyer, and any claims existing, or action or proceeding pending, by or against the Company or the Buyer may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place, or the Surviving Entity may be substituted in its place, and all the rights of creditors of each of the Company and Buyer shall be preserved unimpaired.

          2.6 CONSIDERATION. At the Closing, Buyer shall deliver to Sellers aggregate Merger consideration as follows: (a) 404,010 shares of Parent Stock issued in the name of Joseph Bradberry and (b) cash in the amount of $36,000,000, less sum of (i) the aggregate amount of Funded Debt as of the Closing Date and (ii) the amount of all advances (less any writedowns or reserves with respect thereto) by the Company outstanding as of the Closing with respect to the Furniture Business, the Mexican Operations and the Mushroom Business, payable by wire transfer of immediately available funds. All payments of cash pursuant to this Section 2.2 shall be made to Sellers on a pro rata basis in accordance with their respective ownership percentages of the Company Interests; provided, however, that Buyer shall be entitled to withhold from such payments to a Seller, any amounts owed to the Company by such Sellers or its Affiliates on the Closing Date.

          2.7 CLOSING. The Closing shall take place on the Closing Date at the offices of Cox & Smith Incorporated, 112 East Pecan, Suite 1800, San Antonio, Texas, at 10:00 A.M. local time, or at such other place or at such other time as Buyer and Sellers shall agree.

          2.8 PAYOFF OF DEBT. Simultaneously with the Closing, Buyer agrees to payoff the Funded Debt and Line of Credit.

          SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers, jointly and severally, represent and warrant to Buyer as follows:

          3.1 ORGANIZATION. The Company is a general partnership duly organized and existing in good standing under the laws of the State of Texas with full corporate power and authority to own its properties and to carry on the Business. The Company is qualified to do business in all jurisdictions where failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.1, the Company has no subsidiaries and has no equity or other ownership interest in any other entity or business enterprise.

          3.2 POWER AND AUTHORITY. Each of Sellers and the Company have all requisite power and authority to enter into this Agreement and to assume and perform fully their obligations hereunder. This Agreement is a valid and binding obligation of each Seller and the Company enforceable against such Seller and the Company in accordance with its terms.

          3.3 CONSENTS AND APPROVALS. Except as set forth on Schedule 3.3, and with respect to filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), no filings with, notices to, or approvals of any governmental or regulatory body are required to be obtained or made by Sellers or the Company in connection with the consummation of the transactions contemplated hereby.

          3.4 NO VIOLATIONS. The execution and delivery of this Agreement and the performance by Sellers of their obligations hereunder (i) do not and will not conflict with or violate any provision of the certificate of general partnership or the partnership agreement (or similar organizational documents) of the Company or either Seller and (ii) except as set forth on Schedule 3.4 or except for such of the following as, individually or in the aggregate, would not have a Material Adverse Effect, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the capital stock or assets of the Company pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or
(f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body or other third party pursuant to, any law, statute, rule or regulation or any agreement, instrument, order, judgment or decree to which the Company is subject or by which any of its assets are bound.

          3.5 OWNERSHIP OF INTERESTS. The Company Interests consist of a 100% general partnership interest in the Company, 60% of which is owned (beneficially and of record) by Tetco and 40% of which is owned (beneficially and of record) by Bradberry in each case free and clear of all Encumbrances. Other than the Company Interests, the Company has no outstanding interests and there are no outstanding options, warrants or similar rights to acquire, or any securities convertible into or exchangeable for, any interests of the Company. As a result of the Merger, Buyer will own the entire ownership interest in the Company.

          3.6 FINANCIAL STATEMENTS. The Historical Financials have been prepared in accordance with GAAP consistently applied and fairly present the financial position of the Company as of the dates specified and the results of operations in all material respects of the Company for the periods covered thereby, and the Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not either (i) reflected or fully reserved against on the Latest Balance Sheet or incurred in the ordinary course of the Business subsequent to the date of the Latest Balance Sheet or (ii) set forth on the disclosure schedules hereto.

          3.7 INTERIM CHANGES. Except as set forth on Schedule 3.7 or otherwise expressly contemplated herein, since the date of the Latest Balance Sheet there have not been:

               (a) any changes in the financial condition, assets, liabilities, personnel or operations of the Business or in the Company's relationships with suppliers, distributors, or others with whom it has business dealings, other than changes which individually or in the aggregate do not have a Material Adverse Effect;

               (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Company or the Business;

               (c) any increase in the compensation or benefits paid or to become payable to any officers of the Company or any increase in the compensation or benefits payable to non-officer employees of the Company or the Subsidiary other than in the ordinary course of business;

               (d) any transfer, lease, license or other disposition of assets of the Company other than sales of inventory in the ordinary course of business;

               (e) any incurrence of indebtedness for borrowed money or any Encumbrances placed on any of the assets of the Company;

               (f) any new contract (or amendment to any existing contract) obligating the Company to purchase goods or services for a period of 90 days or more, any amendment or termination of any material lease, contract, license or other agreement relating to the Business or any waiver of material claims or rights of the Company against third parties;

               (g) any material change in the collection, payment or credit experience or practices of the Business or in the accounting practices, procedures or methods of the Company;

               (h) any material agreement, arrangement or transaction between the Company and Sellers or any Affiliate of Sellers;

               (i) any other transaction not in the ordinary course of business and consistent with past practices of the Business that, individually or in the aggregate, could have a Material Adverse Effect; or

               (j)    any commitment with respect to any of the foregoing.

          3.8  REAL PROPERTY.

               (a) Schedule 3.8 sets forth a complete and correct list of (i) all real properties or premises that are owned in whole or in part by the Company, and (ii) all real properties or premises that are leased in whole or in part by the Company. The properties listed on Schedule 3.8 constitute all the real properties utilized in connection with the Business. As to each leased property, Schedule 3.8 sets forth the (i) lease term, (ii) annual rent and (iii) renewal option, if any. Complete and correct copies of all mortgages, deeds of trust, leases, guarantees of lease and other documents concerning such real property have been made available to Buyer.

               (b) The Company possesses good and indefeasible title in fee simple (except with respect to leased real property) to all real property reflected as owned in fee simple on Schedule 3.8, free and clear of all Encumbrances other than Permitted Liens and those matters reflected on Schedule
3.8. Each lease of premises utilized by the Company in connection with the Business is legal, valid and binding in all material respects, as between the Company and the other party or parties thereto, and the Company is a tenant or possessor in good standing thereunder, free of any material default or breach on the part of the Company and to the knowledge of Sellers free of any material default or breach on the part of the lessors thereunder, and quietly enjoys the premises provided for therein.

               (c) Except as set forth on Schedule 3.8 (i) the Company has all required legal or governmental approvals necessary to use in the manner currently used, for each of the properties and premises owned, leased, used or occupied by it, other than any such approvals the absence of which, individually or in the aggregate, would not have a Material Adverse Effect; (ii) the Company has good and indefeasible title and owns outright, free and clear (except for rights of landlords with respect to fixtures and leasehold improvements, if any, with respect to leased premises) of all Encumbrances (other than Permitted Liens and those matters reflected on Schedule 3.8), each improvement, fixture or material item of equipment purported to be owned by it that is located in or on any of the properties and premises owned, leased or occupied by it and used in connection with the Business; (iii) no improvement, fixture or equipment on any such premises is in violation of any law, including without limitation any zoning, building, safety, health or other law which, individually or in the aggregate, would have a Material Adverse Effect;
(iv) each of such premises and properties is zoned for the purposes for which such premises or properties are currently being used and, except as set forth on
Schedule 3.8, has access to and from public road; and (v) no material portion of such premises or properties has been condemned or otherwise taken by any public authority, and, to Seller's knowledge, no such condemnation or taking is threatened or contemplated by any public authority.

          3.9 PERSONAL PROPERTY. Except as set forth on Schedule 3.9, the Company has good and marketable title to its assets (other than real property, which is covered in Section 3.8) free and clear of all Encumbrances other than Permitted Liens. The Company's machinery, equipment and other tangible assets have been maintained in good working condition (normal wear and tear excepted) and are sufficient for the conduct of the Business as presently conducted. The Company's accounts receivable represent bona fide obligations arising in the ordinary course of the Business and are fully collectible by the Company, net of reserves for doubtful accounts reflected on the Latest Balance Sheet. Except as set forth on Schedule 3.9, the Company's inventory is of marketable quality, is not obsolete, damaged or slow-moving, and has been prepared in compliance in all material respects with all applicable legal requirements. The assets reflected on the Latest Balance Sheet constitute all of the assets, properties and other rights used in the conduct of the Business except for those assets acquired or disposed of in the ordinary course of business subsequent to the date of the Latest Balance Sheet and as contemplated by Section 5.11.

          3.10 INTELLECTUAL PROPERTY. Schedule 3.10 sets forth a complete and correct list of all material Proprietary Rights owned or used by the Company in connection with the Business. Except as set forth on Schedule 3.10, (a) the Company owns and possesses all right, title and interest in and to, or has a written and enforceable license to use, all of the Proprietary Rights set forth on Schedule 3.10, free and clear of all Encumbrances (other than Permitted Liens); (b) the Company has received no notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights used in connection with the Business nor to Sellers' best knowledge is any such claim threatened; (c) the Company has not infringed, misappropriated or otherwise conflicted in any material respect with any Proprietary Rights of any third party; (d) all Proprietary Rights set forth on Schedule 3.10 will be owned by or available for use by the Company on identical terms and conditions immediately subsequent to Closing; and (e) the Company has made the necessary filings and recordations and have paid all required fees to record and maintain its ownership of all registered Proprietary Rights.

          3.11 CONTRACTS. Schedule 3.11 sets forth a complete and correct list of all Contracts (other than real property leases) relating to the Business to which the Company is a party or to which its respective assets are subject (excluding customary inventory purchase orders in the ordinary course of business) (i) which involve consideration with a value of $25,000 or more,
(ii) which will require the Company to purchase or provide goods or services for a period of more than 90 days after the Closing Date, (iii) which evidence or provide for any indebtedness for borrowed money for which the Company will be liable following the Closing or any Encumbrance on any of its assets, (iv) which guarantee the performance, liabilities or obligations of any other entity,
(v) which restrict in any material respect the ability of the Company to conduct any business activities, (vi) which involve any related party, including Sellers or any Affiliate of Sellers, (vii) which are not in the ordinary course of business, (viii) which are subject to termination or modification by any third party as a result of the transactions contemplated by this Agreement, or
(ix) which are otherwise material to the Business. The Company is not in material breach of any of agreement set forth on Schedule 3.11, nor to Sellers' best knowledge is any third party in material breach of any such agreement.
True and complete copies of all agreements set forth on Schedule 3.11 have previously been delivered to Buyer.

          3.12 LITIGATION. Except as set forth on Schedule 3.12, there are no pending or, to Seller's knowledge, threatened claims, actions, suits or proceedings against the Company which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any Seller is presently subject to any injunction, order or other decree of any court of competent jurisdiction.

          3.13 COMPLIANCE WITH LAWS. The Business has been conducted in compliance with all applicable laws and regulations of governmental authorities, except for such violations that have been cured or that, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
The Company possesses, and is in compliance in all material respects with, all Governmental Permits necessary to the conduct of the Business, except as set forth in Schedule 3.13, and such Governmental Permits will be in full force and effect for the benefit of the Company following immediately the Closing Date.

          3.14 LABOR MATTERS. Except as set forth on Schedule 3.14, the Company is not a party to any collective bargaining agreement or any employment, consulting or similar agreement or any agreement, plan or arrangement providing for severance payments to any employee upon termination of employment or which provide benefits upon a change in control. Except as set forth on Schedule 3.14, there is no labor strike, work stoppage, unfair labor practice charge, grievance or other labor dispute pending or, to Sellers' best knowledge, threatened against or with respect to the Company. Except as set forth on Schedule 3.14, there is no existing representation question respecting any employees of the Company, nor to Sellers' best knowledge are there any organizational efforts with respect to any employees of the Company. The Company has complied in all respects with immigration and naturalization laws in connection with the employment of its work force.

          3.15 ENVIRONMENTAL AND SAFETY MATTERS.

               (a) Except as set forth on Schedule 3.15 and except for such of the following as, individually or in the aggregate, do not and will not have a Material Adverse Effect:

                      (i) The Company is and has been in compliance at all times with all applicable Environmental and Safety Requirements, and the Company has received no notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements with respect to the past or present operations or properties of the Business.

                      (ii) The Company has obtained, and is and has been in compliance at all times with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of the properties of the Business and the conduct of its operations.

                      (iii) To Seller's knowledge, none of the following exists at any property owned or occupied by the Company: asbestos-containing material in any form or condition; polychlorinated biphenyl-containing materials or equipment; or underground storage tanks.

                      (iv) The transactions contemplated by this Agreement do not impose any obligations under Environmental and Safety
     Requirements for site investigation or cleanup or notification to or consent of any government agencies or third parties.

                      (v) No facts, events or conditions relating to the past or present properties or operations of the Business or, to Sellers' knowledge, properties contiguous thereto will (x) prevent, hinder or limit continued compliance, to Seller's knowledge, by the Company with Environmental and Safety Requirements, (y) give rise to any corrective, investigatory or remedial obligations on the part of the Company pursuant to Environmental and Safety Requirements, or (z) give rise to any liabilities on the part of the Company (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation those liabilities relating to on site or off site hazardous substance releases, personal injury, property damage or natural resources damage.

                      (vi) The Company has not assumed any liabilities or obligations of any third party under Environmental and Safety Requirements.

               (b) Sellers have delivered or made available to Buyer true, complete and correct copies of all environmental reports, analyses, tests or monitoring in the possession of Sellers or the Company pertaining to any property owned or operated in connection with the Business and a true, complete and correct list identifying all third party facilities at which contaminants generated in connection with the Business (whether by the Company or any prior owner or occupant) have been transported, treated, stored, handled or disposed within the past five years.

          3.16 TAX MATTERS.

                      (i) Except as set forth in Schedule 3.16, the Company or Sellers with respect to the Company have timely filed all Tax Returns required to be filed through the date hereof, and all such Tax Returns are true and complete in all material respects. The Company or Sellers with respect to the Company have timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to the Company for all periods prior to the date hereof, whether or not shown on any Tax Return. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has no liability for Taxes other than that set forth on the Latest Balance Sheet or incurred subsequent to the date of the Latest Balance Sheet in the ordinary course of business. The Company has made all required current estimated Tax payments sufficient to avoid any underpayment penalties.

                      (ii) Except as set forth in Schedule 3.16, no Tax Return of the Company or Sellers with respect to the Company have been audited or examined by the Internal Revenue Service or any other taxing authority.
There are no outstanding agreements, waivers or arrangements extending the time within which the Company may file any Tax Return or the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any Taxes due from or with respect to the Company for any taxable period. Sellers have previously delivered to Buyer true and complete copies of all federal, state, local or foreign income or franchise Tax Returns filed by the Company. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company for any Tax period.


                      (iii) Except as set forth on Schedule 3.16, no audit or other proceeding by any court or other governmental or regulatory authority is pending or, to the best knowledge of Sellers, threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company, and there is no pending dispute or claim concerning any Tax Liability of the Company.

                      (iv) The Company has not made and is not obligated to make any payment, nor is the Company bound by any contract or other agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to any payment, that would not be deductible under Section 280G or 162(m) of the Code.

                      (v) Schedule 3.16 contains a list of all jurisdictions (whether foreign or domestic) in which the Company presently files Tax Returns. No claim has ever been made by an authority in a jurisdiction where the Company or Sellers with respect to the Company do not file Tax Returns that it is or they are or may be subject to taxation by that jurisdiction.

          3.17 EMPLOYEE BENEFIT PLANS.

               (a) Schedule 3.17 contains an accurate and complete list of all Employee Plans and all stock option, bonus or other incentive plans, vacation policies, and other material employee benefit arrangements of the Company, copies of which have been delivered to Buyer.

               (b) Except as set forth on Schedule 3.17 and except for contributions not yet due and payable, the Company has no liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to (x) any multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA, or (y) any Employee Plan of the type described in
Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder).

               (c) No Employee Plan provides any health, life or other welfare benefits to retired or former employees of the Company, other than as required by Section 4980B of the Code. No Employee Plan is a defined benefit plan (as defined in Section 3(35) of ERISA), and the Company has no actual or potential liability with respect to any defined benefit plan. With respect to each of the Employee Plans, all contributions attributable to plan years ending on or prior to the Closing Date and all employer and salary reduction employee contributions for all months ending on or prior to the Closing Date have been made.

               (d) Each Employee Plan and all related trusts, insurance contracts and funds (as applicable) have been maintained, funded and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to ERISA and the Code. Neither the Company or any Affiliate of the Company nor, to Sellers' best knowledge, any trustee or administrator of any Employee Plan or any other person, has engaged in any transaction with respect to any Employee Plan which could reasonably be expected to subject the Company or any trustee or administrator of such Employee Plan to any material liability, tax or penalty (civil or otherwise) imposed by ERISA or the Code. No actions, suits, investigations or claims with respect to the Employee Plans or with respect to any fiduciary or other person dealing with any Employee Plan are pending or to Sellers' best knowledge threatened, and Sellers have no knowledge of any facts which could reasonably be expected to give rise to any such actions, suits, investigations or claims. The Company has complied in all material respects with the requirements of Section 4980B of the Code.

               (e) No Employee Plan has been terminated within the last three calendar years. No Employee Plan has incurred any accumulated funding deficiency, whether or not waived, and none of the assets of the Company are subject to any lien arising under 302(f) of ERISA or 412(n) of the Code.

               (f)    Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code, and each trust forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Employee Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Employee Plan or the tax exempt status of such related trust.

               (g) With respect to each Employee Plan, the Company has provided Buyer with true, complete and correct copies, to the extent applicable, of (i) all documents (including summary plan descriptions and other material employee communications) pursuant to which such Employee Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the most recent financial statements, and (iv) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions) and correspondence with respect thereto.

          3.18 INSURANCE. Schedule 3.18 contains a complete listing of all policies of insurance carried by the Company, including the type and amount of coverage, deductible levels and expiration dates. All premiums due with respect to such policies have been paid and such policies are in full force and effect and will remain in full force and effect until the Closing Date.

          3.19 AFFILIATE INTERESTS. Except as disclosed in Schedule 3.19, the Company is not a party to any transaction with (a) any Seller, (b) any employee, officer or director of the Company, (c) any relative of any Seller or of any such employee, officer or director, or (d) any entity, corporation or partnership that, directly or indirectly, is controlled by or under common control with any Seller or with any such employee, officer, director or relative, including without limitation any contract, agreement or other arrangement (i) providing for the furnishing of services by such person, (ii) providing for the rental of real or personal property from or to such person,
(iii) providing for the guaranty of any obligation of such person, (iv) requiring any payment to such person which will continue beyond the Closing Date, or (v) establishing any right or interest of such person in any of the assets or rights of the Company.

          3.20 INVESTMENT INTENT. Sellers are acquiring the Parent Stock solely for purposes of investment and not with a view to any distribution thereof in violation of applicable securities laws.

          3.21 WATER RIGHTS. The water rights set forth in SCHEDULE 3.21 (the "Water Rights") represent all water rights, well permits, applications and water diversion, storage, and conveyance facilities held by Sellers or the Company and used in connection with the conduct of the Business. Except as set forth on
Schedule 3.21:

     (i) The Water Rights are sufficient to produce a legal and physical supply of water which is adequate for the conduct of the Business under existing hydrologic conditions.

     (ii) The Sellers have good and valid title to the Water Rights and no party has asserted a claim of title to them.

     (iii) No express written consent to the use, diversion or adjudication of the Water Rights has been granted to any third party by the Sellers or their predecessors.

     (iv) Based on the laws of the State of Texas in effect on the date hereof, the Water Rights are represented by validly entered permits (to the extent such permits are available), based on timely applications, and any filings required to be made to preserve, restore or continue the validity of the Water Rights have been made.

     Notwithstanding any of the foregoing, in no event shall the Sellers be deemed to have made any representation or warranty herein with respect to any actions taken from or after the date hereof by any governmental agency or federal or state court having or asserting jurisdiction over the withdrawal of water from the Edwards Aquifer.

          3.22 FEES, COMMISSIONS AND EXPENSES. Neither Sellers nor the Company has paid or is obligated to pay any brokerage commissions, finders' fees or similar compensation (including any payments to employees of the Company) in connection with the transactions contemplated by this Agreement.

          3.23 DISCLOSURE. No information supplied by Sellers or the Company in this Agreement or the Schedules or Exhibits hereto, or in the financial statements, certificates or other writings furnished by Sellers or the Company to Buyer or any of its representatives prior to the date hereof, contains any untrue statement of material fact or omits or shall omit to state any material fact necessary in order to make the statements herein or therein, in the light of circumstances under which they were made, not misleading.

          SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

          Buyer and Parent, jointly and severally, represent and warrant to Sellers as follows:

          4.1 ORGANIZATION. (a) Buyer is a limited partnership duly organized and existing in good standing under the laws of the State of Delaware with the requisite partnership power and authority to own its properties and to carry on its business. Buyer is a newly-formed entity with no assets or liabilities other than as contemplated by this Agreement. As of Closing, Buyer will have applied for qualification to do business in the State of Texas.

               (b) Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware with the requisite corporate power and authority to own its properties and to carry on its business.

          4.2 POWER AND AUTHORITY. Each of Buyer and Parent has the requisite power and authority to enter into this Agreement and to assume and perform fully its respective obligations hereunder. The execution and delivery of this Agreement and the performance by each of Buyer and Parent of its respective obligations hereunder have been duly and validly authorized by all necessary action on the part of Buyer and Parent. This Agreement is the valid and binding obligation of Buyer and Parent enforceable in accordance with its respective terms.

          4.3 CAPITALIZATION. The authorized capital stock of Parent consists of 20,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which ____ shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). All of the issued and outstanding shares of Parent are held of record as of the date hereof as set forth on Schedule 4.3. None of the authorized shares of Preferred
Stock are issued and outstanding.   All of the Parent Stock, when delivered
pursuant to the provisions of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all Encumbrances and will not be issued in violation of any preemptive rights.

          4.4 CONSENTS AND APPROVALS. Except with respect for filings under the HSR Act, no filings with, notices to, or approvals of any governmental or regulatory body are required to be obtained or made by Buyer or Parent for the consummation by Buyer or Parent of the transactions contemplated hereby.

          4.5 NO VIOLATIONS. The execution, delivery and performance of this Agreement by Buyer and Parent and the performance by each of Buyer and Parent of its obligations hereunder (i) do not and will not conflict with or violate any provision of the organizational documents of Buyer or Parent; and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon its assets pursuant to,
(d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body or any third party pursuant to, any law, statute, rule or regulation or any agreement, instrument, order, judgment or decree to which Buyer and Parent are subject.

          4.6 LITIGATION. There are no claims, actions, suits or proceedings pending against Buyer or, to Buyer's best knowledge, threatened against Buyer, or an Affiliate of Buyer, before or by any court or governmental agency which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect. Buyer is not presently subject to any injunction, order or other decree of any court of competent jurisdiction.

          4.7 INVESTMENT INTENT. Buyer is acquiring the Company Interests solely for purposes of investment and not with a view to any distribution thereof in violation of applicable securities laws.

          4.8 FEES, COMMISSIONS AND EXPENSES. No agent, broker, person or firm acting on behalf of Buyer or Parent, or engaged by Buyer or Parent, is, or will be, entitled to any brokerage commissions, finders' fees or similar compensation from Sellers in connection with the transactions contemplated by this Agreement.

          SECTION 5.  COVENANTS OF THE PARTIES

          5.1 CONDUCT OF BUSINESS. From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Sellers shall use their reasonable efforts to cause the Company to, and the Company shall:

               (a) conduct the Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and maintain working capital and levels of Funded Debt and borrowings under the Line of Credit at current levels subject to normal fluctuation consistent with past experience;

               (b) maintain in all material respects all of the structures, equipment and other tangible personal property of the Business in its present condition, except for ordinary wear and tear and damage by unavoidable casualty;

               (c) preserve and maintain all Proprietary Rights used in the Business substantially in accordance with current business practices;

               (d) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business;

               (e) perform in all material respects all obligations under leases, agreements, contracts and instruments relating to or affecting the Business;

               (f) maintain the books of account and records of the Business in the usual, regular and ordinary manner;

               (g) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the conduct of the Business;

               (h) not enter any employment agreement or commitment to employees of the Business or effect any increase in the compensation or benefits payable or to become payable to any officer, director or employee of the Business other than increases in non-officer employee compensation effected in the ordinary course of business;

               (i) create or permit to exist any Encumbrance on the assets of the Company other than non-consensual Permitted Liens arising by operation of law;

               (j) not enter into or modify any agreement for indebtedness or any contract obligating the Company to purchase goods or services for a period of 90 days or more, or sell, lease, license or otherwise dispose of any asset of the Business (other than dispositions of obsolete assets and inventory in the ordinary course of business) or acquire any substantial assets other than replacement assets, inventory and supplies to be used in the Business; and

               (k) not authorize or enter into any commitment with respect to any of the matters described in (h), (i) or (j) above.

          5.2  ACCESS TO INFORMATION.

               (a) BUYER'S INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers will (i) give Buyer and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to all employees, plants, offices, warehouses and other facilities and property of the Business and to its books and records, (ii) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably require, and (iii) furnish Buyer and its representatives and advisers with such financial and operating data and other information with respect to the business and properties of the Business as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.

               (b) CONFIDENTIALITY. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), Buyer will maintain the confidentiality of all information and materials obtained from Sellers and will not use or permit others to use such information for any other purpose, except to the extent disclosure of any such information is authorized by Sellers or required by law, and upon termination of this Agreement Buyer and its representatives will return to Sellers all materials obtained from Sellers in connection with the transactions contemplated by this Agreement and all copies thereof. The provisions of this Section 5.2(b) will not apply to any information, documents or material which are in the public domain other than by reason of a breach of this Section 5.2(b).

          5.3 EFFORTS TO CONSUMMATE TRANSACTION. The parties shall use their best efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained by Sellers in connection with the consummation of the transactions contemplated by this Agreement.

          5.4 NO SOLICITATION. Unless and until this Agreement shall have been terminated pursuant to Section 8.1, Sellers shall not, and shall not permit the Company to directly or indirectly through any officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of the Company's officers, directors, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. Sellers and the Company shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. Sellers shall, and shall cause the Company to notify Buyer if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

          5.5 AMENDMENT OF DISCLOSURE SCHEDULES. From time to time prior to the Closing Date, Sellers will supplement or amend the schedules hereto with respect to any matter known to them which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the schedules hereto or which is necessary to correct any information in such schedules or in any representation or warranty of Sellers which has been rendered inaccurate thereby. Such supplemented or updated disclosures shall not be deemed a modification of Sellers' representations and warranties and shall not affect Buyer's rights under Sections 6 and 7 hereof.

          5.6 CHANGE OF NAME; LONE STAR DE MEXICO S.A. DE C.V. Simultaneously with Closing, Sellers shall change the name of Lone Star Growers, Inc. to a name which is reasonably acceptable to Buyer and which is not confusingly similar therewith. Bradberry shall not permit Lone Star de Mexico S.A. de C.V. to do business in the United States under a name using the words "Lone Star" or any name confusingly similar therewith unless otherwise consented to by Buyer.

          5.7 COOPERATION ON TAX MATTERS. Buyer agrees (i) to retain and provide Sellers with access to all books and records with respect to tax matters pertinent to the Company relating to any tax period ending on or prior to the Closing Date, (ii) to give Sellers reasonable written notice prior to destroying or discarding any such books and records and, if Sellers so request, Buyer shall allow Sellers to take possession of such books and records and (iii) permit Sellers to prepare and file the final federal Tax Return of the Company for the tax period ending on or before the Closing Date; provided that Buyer shall have the right to review such returns and to the extent applicable, make an election under Section 754 of the Code.

          5.8 NOTIFICATION. Between the date of this Agreement and the Closing Date, each party will promptly notify the other in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of Sellers' or Buyer's representations and warranties as of the date of this Agreement, or if either party becomes aware of the occurrence after the date of this agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each party will promptly notify the other of the occurrence of any event or discovery of any fact that may make the satisfaction of the conditions in Sections 6 and 7 impossible or unlikely.

          5.9 RELEASE OF LIABILITIES. Buyer shall use reasonable efforts to cause Sellers to be released at or prior to Closing from all of the obligations set forth on Schedule 5.9 hereto.

          5.10 NONCOMPETE. During the five year period commencing as of the Closing Date (the "Noncompete Period"), each of the Sellers agrees to not, directly or indirectly, own, manage, control, or in any manner engage in the production, sale or distribution of bedding plant, ground cover, ornamental or any other live garden products in the State of Texas other than, in the case of Bradberry in his capacity as and employee of the Company after the Closing Date and in connection with (x) his ownership interests in Milberger Landscaping & Nurseries but only to the extent such company is engaged in the landscaping and retail nursery business and (y) the Mexican Operations. It is agreed that "beneficial ownership" by either of Sellers, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than one percent (1%) of the voting stock of any publicly held corporation shall not, in and of itself, constitute a violation of this Section 5.10. During the Noncompete Period, neither Seller shall, directly or indirectly, (i) induce or attempt to induce any employee of the Company or Buyer to leave the employ of the Company or Buyer, or in any way interfere with the relationship between Buyer, the Company and any employee thereof, or (ii) induce or attempt to induce any customer of the Company or Buyer to cease doing business with the Company or Buyer, in each case other than through general media solicitations not targeted at any particular person.

          5.11 TRANSFER OF VEHICLES; DISTRIBUTIONS OF RIGHTS TO ADVANCEMENTS. Prior to or at the Closing, the Company shall (i) transfer title of the three vehicles set forth on Schedule 5.11 to Bradberry as a distribution from the Company, and (ii) distribute to Sellers the right to receive all payments from Organotech, Inc., Vitasol, Inc. or W.R. Dallas Furniture Shops, Inc. with respect to advances made by the Company to LSG International, L.L.C., Organotech, Inc., Vitasol, Inc. or W.R. Dallas Furniture Shops, Inc. with respect to the Mexican Operations, the Mushroom Business and the Furniture Business, in each case in a manner satisfactory to Buyer.

          5.12 EMPLOYEE BENEFIT PLANS.  (a)   Effective as of the Closing, all
employees of the Company shall cease to participate in all employee welfare and pension benefit plans of Tetco, except as may otherwise be required by law, and shall, at the employee's election, commence participation in employee welfare and pension benefit plans of Buyer, or an affiliate of Buyer, provided that with respect to participation in health and dental insurance plans of Buyer, or an affiliate of Buyer, such participation shall be commenced on a basis whereby all waiting period and pre-existing condition requirements shall have been waived or shall otherwise be inapplicable to such employees (and covered dependents). Sellers shall take, and shall cause the Company to take, all action necessary or required so to terminate the participation of the employees of the Company in any such employee welfare and pension benefit plans of Tetco as of the Closing Date. Any such health or dental insurance plan maintained by Buyer, or an affiliate of Buyer, shall only cover (to the extent provided in such plan) claims relating to health care and dental services rendered after the Closing Date. The health insurance plans maintained by the Company, through Tetco, shall cover (to the extent provided in such plans) all claims relating to health care services rendered to such employees (and covered dependents) on or prior to the Closing Date. Nothing contained herein shall obligate Buyer or any affiliate of Buyer to maintain any particular type or level of benefit plans.

               (b) With respect to the Tetco, Incorporated Employees' Profit Sharing Plan and Trust (the "Plan"), the Company shall and does hereby revoke its participation in such plans as of the Closing Date. All funds held in the Plan as of the Closing Date shall continue to be maintained by the Trustee of the Plan for the benefit of the employees of the Company participating in the Plan until distributed as may be permitted by the Plan. Any amounts owing under the Plan to any such employees shall be paid by the Plan.

          5.13 WARN ACT. Buyer agrees not to take any action following Closing Date which would impose liability on Sellers under the Worker Adjustment and Retraining Notification Act.

          5.14 TERMINATION OF INSURANCE. Buyer acknowledges that the insurance policies set forth on Schedule 3.18 shall be terminated as of the Closing Date.

          5.15 NOTICE TO EMPLOYEES, CUSTOMERS, ETC. Buyer hereby consents to Sellers distributing the notice attached as Exhibit D to the current and former employees, customers, suppliers, vendors and other creditors of the Company.

          5.16 RIGHT OF ACCESS. With respect to the approximately 48.284 acre tract of land owed by the Company (which is separated from the larger tract of land by Cagnon Road), the Company has no right of access from Cagnon Road or otherwise. Sellers agree to take such actions as may be necessary to secure right of access from Cagnon Road onto such tract of land within 90 days from the date hereof.

          SECTION 6.  CLOSING CONDITIONS

          6.1 OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Buyer:

               (a) REPRESENTATIONS AND COVENANTS. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

               (b) HSR ACT. Buyer and Sellers shall have received early termination under the HSR Act or the applicable waiting periods thereunder shall have expired.

               (c) NO INJUNCTION. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

               (d) APPROVALS. All material governmental and third party approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to Buyer.

               (e) TITLE INSURANCE. Buyer shall have received (i) binders for ALTA title insurance policies or other evidence of title insurance reasonably acceptable to Buyer with respect to each parcel of real property owned by the Company showing fee title vested in the Company (subject only to Permitted Liens) and containing such endorsements and affirmative coverages as Buyer may reasonably require (including access, zoning, contiguity, survey and extended coverage), and (ii) surveys of such properties conforming to ALTA Minimum Detail Requirements for Land Title Surveys.

               (f) LEGAL OPINION. Buyer shall have received the legal opinion of Cox & Smith Incorporated, counsel to Sellers in the form of Exhibit E hereto.

               (g) RELATED PARTY PAYMENTS. Buyer shall have received evidence satisfactory to it of the receipt by the Company of all monies owed to the Company by Sellers or any Affiliate or relative of any Seller.

               (h) FINANCING. Buyer shall have obtained all necessary third-party financing required in order to consummate the transactions contemplated hereby and to meet the ongoing working capital requirements of the Business.

               (i) EQUITY ARRANGEMENTS. Bradberry shall have agreed to be bound by the Stockholders Agreement in a manner satisfactory to Buyer.

               (j) FUNDED DEBT. The amount of the Company's Funded Debt shall not be less than $8,559,663.58 and the amount outstanding under the Line of Credit shall not be greater than $5,021,770.84. All Funded Debt and the Line of Credit shall have been repaid and the Encumbrances associated therewith released.

          6.2 OBLIGATION OF SELLERS TO CLOSE. The obligation of Sellers to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Sellers:

               (a) REPRESENTATIONS AND COVENANTS. The representations and warranties of Buyer and Parent contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer and Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer or Parent on or prior to the Closing Date.

               (b) HSR ACT. Buyer and Sellers shall have received early termination under the HSR Act or the applicable waiting periods thereunder shall have expired.

               (c) NO INJUNCTION. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

               (d) EMPLOYMENT AGREEMENT. Buyer shall have executed and delivered the Employment Agreement.

               (e) PARENT STOCK. Parent shall have issued options to purchase 202,005 shares of Parent Stock as set forth on Schedule 6.2(e) pursuant to Parent's Special Stock Option Plan.

               (f) RELEASES. Sellers shall have been released from all liabilities and obligations with respect to the obligations set forth on
Schedule 5.9.

          SECTION 7.  INDEMNIFICATION

          7.1  INDEMNIFICATION.

               (a) BY SELLERS. Sellers shall, jointly and severally, indemnify and hold harmless Buyer, the Company and their respective directors, officers, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Losses arising from or this Agreement to: (i) any breach of any of the representations or warranties made by Sellers in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by Sellers in this Agreement or any Exhibit hereto delivered by Sellers in connection with the Closing, (iii) the Furniture Business, the Mexican Operations and the Mushroom Business; (iv) the Plan other than contributions owing under the Plan for fiscal 1996 for employees of the Company up to a maximum contribution of $105,000; (v) any matter set forth on Schedule
3.12 in excess of $171,000 in the aggregate; and (vi) the remediation of the environmental matters set forth on Schedule 7.5. Notwithstanding the foregoing, Sellers' indemnification obligations with respect to breaches of covenants and agreements to be performed under Section 5 after the Closing shall be several, and not joint and several.

               (b) BY BUYER. Buyer shall indemnify and hold harmless Sellers at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Buyer in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by Buyer in this Agreement or any Exhibit hereto delivered by Buyer in connection with the Closing and (iii) any liabilities or obligations of the Company not performed or satisfied by Buyer after the Closing (except to the extent Buyer is entitled to indemnification with respect thereto pursuant to Section 7.1(a)).

          7.2 LIMITATIONS OF INDEMNITY. Notwithstanding the foregoing, (i) no amounts shall be payable by Sellers under Section 7(a)(i) unless and until the aggregate amount otherwise payable by Sellers in the absence of this clause exceeds $250,000, in which event such amounts in excess of such amount (but only such amounts in excess) shall be due; (ii) the maximum liability of Sellers under this Section 7 shall be $5,000,000 and (iii) no claim for indemnification under this Section 7.1(a)(i) shall first be asserted after the 18 month anniversary of the date hereof; provided, however, that a claim for indemnification under Sections 3.15 and 3.17 may be asserted until the third anniversary of the date hereof and a claim for indemnification under Sections 3.5 and 3.8(b) may be asserted at any time, and provided further, that a claim for indemnification under Section 3.16 may be asserted at any time prior to the expiration of the statute of limitations applicable thereto, including any extension thereof. In case any event shall occur which would otherwise entitle any party to assert a claim for indemnification hereunder, no claim, loss, liability, cost or expense shall be deemed to have been sustained by such party to the extent of any proceeds received by such party from any insurance policies with respect thereto. With respect to any claim which may be covered by insurance, Buyer agrees to pursue such claim in good faith or assign such claim to Sellers.

          7.3  PROCEDURE FOR INDEMNIFICATION CLAIMS.

               (a) Any Indemnified Party asserting a right of indemnification provided for under this Agreement in respect of a Third Party Claim shall notify the Indemnifying Party in writing of the Third Party Claim within ten business days after receipt by such Indemnified Party of written notice of the Third Party Claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party's possession. The Indemnified Party's failure to notify the Indemnifying Party of any such matter within the time frame specified above shall not release the Indemnifying Party, in whole or in part, from its obligations under this Section 7 except to the extent that the Indemnifying Party's ability to defend against such claim is actually prejudiced thereby. The Indemnifying Party agrees (and, at such time as the Indemnifying Party acknowledges its liability under this Section 7 with respect to such Third Party Claim, the Indemnifying Party shall have the sole and exclusive right) to defend against, settle or compromise such Third Party Claim at the expense of such Indemnifying Party; provided, however, such acknowledgement shall not effect or be deemed a waiver of the limitation on liability set forth in Section 7.2. The Indemnified Party shall have the right (but not the obligation) to participate in the defense of such claim through counsel selected by it, which counsel shall be at the Indemnified Party's expense to the extent that the Indemnifying Party has assumed the defense of such claim unless counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party due to an actual or potential conflict of interest, in which case such counsel shall be at the Indemnifying Party's expense. The Indemnified Party shall cooperate with the Indemnifying Party and provide such assistance at the Indemnifying Party's expense as the Indemnifying Party may reasonably request in connection with the defense of such claim, including but not limited to providing the Indemnifying Party access to and use of all relevant corporate records and making available its officers and employees for depositions, other pre-trial discovery and as witnesses at trial, if required. If the Indemnified Party asserts a right of indemnification under this Agreement for a Third Party Claim and the Indemnifying Party has not yet acknowledged its liability under this Section 7 with respect to such Third Party Claim, then the Indemnifying Party and the Indemnified Party shall cooperate in defending against such Third Party Claim at the Indemnifying Party's expense, and neither party shall have the right, without the other's consent, to settle or compromise any such Third Party Claim.

               (b) In the event of any claim for indemnification hereunder that is not a Third Party Claim, the Indemnified Party shall give reasonable notice thereof to the Indemnifying Party and shall afford the Indemnifying Party access to all relevant corporate records and other information in its possession relating thereto.

               (c) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten days following written demand by the Indemnified Party.

          7.4 OUTSTANDING LITIGATION. Notwithstanding anything contained in this Agreement to the contrary, Sellers shall have the right to defend the matters set forth on Schedule 3.12. Buyer shall have the right to participate in such defense, at its expense. Sellers shall provide to Buyer copies of any pleadings, correspondence or other documents produced in connection with such matters. Sellers shall not settle any such matter without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

          7.5 ENVIRONMENTAL MATTERS. Within the 90 day period following the Closing Date, Sellers shall take the actions set forth on Schedule 7.5 with respect to the environmental conditions described on such schedule.

          7.6 EXCLUSIVE REMEDY. The provisions for indemnification set forth in this Section 7 are the exclusive remedies of Buyer and Sellers arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud or intentional breach of this Agreement).

          SECTION 8.  MISCELLANEOUS

          8.1 TERMINATION. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date: (i) by mutual written consent of Buyer and Sellers; (ii) by either Buyer or Sellers if for any reason the Closing shall not have occurred on or before February 20, 1997 (or such other date as may be mutually agreed by the parties); or (iii) by either Buyer or Sellers in the event that a condition to the terminating party's obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction; provided, however, that no party shall be entitled to terminate this Agreement in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such party's breach of this Agreement.

          8.2 PUBLICITY. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Sellers and Buyer, except as required by law.

          8.3 ENTIRE AGREEMENT. This Agreement and the exhibits delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in any schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

          8.4 NOTICES. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

          If to Buyer, at:

               3478 Buskirk Avenue, Suite 260
               Pleasant Hill, CA 94523
               Attention:  Michael Vukelich
               Telecopy No.:  (510) 935-0799

               With copies to:

               Kohlberg & Company
               111 Radio Circle
               Mt. Kisco, NY 10545
               Attention: Samuel Frieder
               Telecopy No.: (914) 242-7476

               Brownstein, Hyatt, Farber & Strickland, P.C.
               410 17th Street, 22nd Floor
               Denver CO  80202-4437
               Attention:  Steven S. Siegel, Esq.
               Telecopy No.:  (303) 623-1956

          If to either Seller;

               7960 Cagnon Road
               San Antonio, TX 78252
               Attention: Joseph Bradberry
               Telecopy No.:  (210) 258-3838

               and:

               Tetco, Inc.
               1777 N.E. Loop 410
               San Antonio, Texas 78217
               Attention: Dayton H. Simms
               Telecopy No. (210) 826-3003

               With a copy to:

               Cox & Smith Incorporated
               112 E. Pecan, Suite 1800
               San Antonio, Texas 78205
               Attention: Dan G. Webster, III
               Telecopy No.: (210) 226-8395

or at such other address as any party may specify by notice given to the other party in accordance with this Section 8.4. The date of giving of any such notice shall be the date of hand delivery, the date sent by telephone facsimile, and the day after delivery to the overnight courier service.

          8.5 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

          8.6 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

          8.7 GOVERNING LAW; SEVERABILITY. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. SHOULD ANY CLAUSE, SECTION OR PART OF THIS AGREEMENT BE HELD OR DECLARED TO BE VOID OR ILLEGAL FOR ANY REASON, ALL OTHER CLAUSES, SECTIONS OR PARTS OF THIS AGREEMENT SHALL NEVERTHELESS CONTINUE IN FULL FORCE AND EFFECT.

          8.8  DISPUTE RESOLUTION; ENFORCEMENT OF VENUE; SERVICE OF PROCESS.

     (a) If any controversy, claim or dispute arises out of or relating to this Agreement or the transactions contemplated hereby, the disputing parties shall attempt to resolve in good faith such controversy, claim or dispute among themselves and, if they cannot, such controversy, claim or dispute shall be submitted to nonbinding mediation to be held for a maximum of one day administered by the American Arbitration Association ("AAA") in accordance with its Commercial Mediation Rules then in effect. If such controversy, claim or dispute is not resolved through such mediation, it shall be resolved by arbitration before a panel of three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the AAA, and any judgment on the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof. The parties agree that exclusive venue for all mediation and arbitration hearings pursuant to this section shall be held in Denver, Colorado. In any arbitration proceeding, the arbitrators shall apply the law of Delaware.

     (b) In the event either party shall seek enforcement of any covenant, warranty or other terms or provision of this Agreement or seek to recover damages for the breach thereof, the party which prevails in such proceedings shall be entitled to recover reasonable attorneys' fees and expenses actually incurred by it in connection therewith. Without limiting Section 8.8(a), the parties hereto agree that this Agreement is performable in Denver, Colorado and that the sole and exclusive venue for any proceeding involving any claim arising under or relating to this Agreement shall be in Denver, Colorado. The parties hereto agree that the service of process or any other papers upon them or any of them in accordance with Section 8.5 shall be deemed good, proper, and effective service upon them.

          8.9 ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party; provided that Buyer may assign its rights (i) a security to any lender providing financing for the transactions contemplated hereby (and any replacement thereof) and (ii) in connection with a sale of all or substantially all of the Business. Buyer agrees not to assign or substantially all of its assets until such time as the material expenses and payables of the Company reflected on the Latest Balance Sheet or incurred in the ordinary course of Business subsequent to the date of the Latest Balance Sheet and prior to the date hereof have been discharged unless such expenses are assumed by the purchaser in any such transaction.

          8.10 EXPENSES. Each of Buyer and Sellers shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants. Any amount owing to any governmental authority as a result of the transactions contemplated hereby (such as transfer Taxes) shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. Notwithstanding the foregoing, Sellers shall not be responsible for the payment of any expenses with respect to title insurance policies, surveys or environmental tests and studies performed at the request of Buyer.
                                    * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

                                   LONE STAR GROWERS, L.P.
                                   By: Lone Star, Inc., its general partner




                                   By: /s/ Michael Vukelich
                                       ------------------------------
                                       Michael Vukelich
                                       Chief Executive Officer


                                   CSN, INC.



                                   By: /s/ Michael Vukelich
                                       ------------------------------
                                       Michael Vukelich
                                       Chief Executive Officer


                                   /s/ Joseph F. Bradberry
                                   ----------------------------------
                                   Joseph F. Bradberry


                                   TETCO, INC.


                                   By: /s/ Dayton H. Simms
                                       ------------------------------
                                       Dayton H. Simms
                                       Vice President

                                   LONE STAR GROWERS CO.


                                   By: /s/ Joseph F. Bradberry
                                       ------------------------------
                                       Joseph F. Bradberry
                                       General Partner